UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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HEICO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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HEICO CORPORATION
3000 Taft Street, Hollywood, Florida 33021
____________

Notice of Annual Meeting of Shareholders
To Be Held March 21, 2014
JW Marriott
1109 Brickell Avenue
Miami, FL  33131

The Annual Meeting of Shareholders of HEICO Corporation (the “Annual Meeting”), a Florida corporation, will be held on Friday, March 21, 2014 at 10:00 a.m., Eastern Daylight Time, at the JW Marriott, 1109 Brickell Avenue, Miami, Florida 33131, for the following purposes:

1.	To elect a Board of Directors for the ensuing year;

2.	To hold an advisory vote on executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2014; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of record of HEICO Corporation Common Stock and Class A Common Stock as of the close of business on January 17, 2014 will be entitled to vote at the Annual Meeting.

You are requested, regardless of the number of shares owned, to sign and date the enclosed proxy and to mail it promptly, or to use the telephone or Internet voting systems set forth in the proxy. You may revoke your proxy either by a written notice to HEICO or in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Laurans A. Mendelson
Chairman of the Board and
Chief Executive Officer
February 18, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 21, 2014

The accompanying Proxy Statement and the 2013 Annual Report on Form 10-K are available at:
http://www.heico.com

YOUR VOTE IS IMPORTANT

Form HEICO CORPORATION
3000 Taft Street, Hollywood, Florida 33021
____________

PROXY STATEMENT
____________

This Proxy Statement is furnished to the shareholders of HEICO Corporation (collectively, “HEICO,” “we,” “us,” “our” or the “Company”) in connection with the solicitation of proxies by HEICO’s Board of Directors for use at the Annual Meeting of Shareholders of HEICO (the “Annual Meeting”) to be held at the JW Marriott, 1109 Brickell Avenue, Miami, Florida 33131, on Friday, March 21, 2014 at 10:00 a.m. Eastern Daylight Time. If you plan to attend the Annual Meeting, you can obtain directions to the JW Marriott from the hotel’s website at http://www.marriott.com/hotels/maps/travel/miajw-jw-marriott-hotel-miami. This Proxy Statement and form of proxy are first being mailed to shareholders on or about February 21, 2014.

At the Annual Meeting, the shareholders will be asked to (1) elect a Board of Directors for the ensuing year; (2) hold an advisory vote on executive compensation; (3) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2014; and (4) vote on any other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors of HEICO urges you to promptly date, sign and mail your proxy, or to use the telephone or Internet voting systems set forth in the proxy, in the form enclosed with this Proxy Statement, to make certain that your shares are voted at the Annual Meeting. Proxies in the enclosed or other acceptable form that are received in time for the Annual Meeting will be voted. However, you may revoke your proxy at any time prior to its use by a revocation in writing to the Corporate Secretary at the Company’s principal executive offices at 3000 Taft Street, Hollywood, Florida 33021 or a later dated proxy that is received in sufficient time by HEICO prior to the Annual Meeting; and, if you attend the Annual Meeting, you may vote your shares in person.

If your proxy is received in time for the Annual Meeting, it will be voted in the manner specified by you in the proxy. If you do not specify a choice, the proxy will be voted as indicated in the form of proxy.

We will bear the expense of soliciting proxies in the accompanying form. Solicitations will be by mail and in some cases by telephone and/or email, and our directors, officers and regular employees may solicit proxies personally or by telephone, telegram or special letter. Our directors, officers and regular employees will receive no compensation in connection with the solicitation of proxies. We will also employ D. F. King & Co., 48 Wall Street, New York, New York 10005, to assist in soliciting proxies for a fee of $9,500 plus related out-of-pocket expenses.

Only holders of record of HEICO Common Stock, $0.01 par value per share (“Common Stock”), and Class A Common Stock, $0.01 par value per share (“Class A Common Stock”), as of the close of business on January 17, 2014 (the record date) will be entitled to vote at the Annual Meeting. On that date, there were outstanding 26,790,374 shares of Common Stock, each entitled to one vote, and 39,612,747 shares of Class A Common Stock, each entitled to 1/10th vote per share.

Voting Requirements

The presence, in person or by proxy, of the holders of a majority of the voting power of the shares of all classes of HEICO’s common stock entitled to vote shall constitute a quorum at the Annual Meeting. If a quorum is present, the affirmative vote of a majority of the voting power of the shares of all classes of HEICO’s common stock represented in person or by proxy and entitled to vote with respect to any subject matter put forward at the meeting, as detailed in this Notice of Annual Meeting of Shareholders dated February 18, 2014, shall be the act of the shareholders.

A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter (“non-voted shares”). This could occur, for example, when a broker is not permitted to vote shares held in “street name” on certain matters in the absence of instructions from the beneficial owner of the shares. Non-voted shares with respect to a particular matter will be counted for purposes of determining the presence of a quorum but will not be counted as shares present and entitled to vote on such matter for purposes of voting, and therefore, will have no effect on matters brought to a vote at the Annual Meeting. Under New York Stock Exchange ("NYSE") rules, a broker does not have the discretion to vote on the election of directors or the advisory vote on executive compensation. Shares voted to abstain as to a particular matter will be counted for purposes of determining the presence of a quorum and will count as a vote against such matter.

Under the terms of the HEICO Savings and Investment Plan (“Plan”), all shares allocated to the accounts of participating employees will be voted or not voted by the trustee of the Plan as directed by written instructions from the participating employees, and allocated shares for which no instructions are received and all unallocated shares will be voted by the trustee of the Plan in the same proportion as the shares for which instructions are received. Voting instruction cards are being mailed to all participants in the Plan. If a participant also owns shares outside the Plan, the participant must return both the proxy card and the voting instruction card as indicated on those cards in order to cause all of their shares to be voted in accordance with their instructions. To be assured that the trustee will receive voting instruction cards on a timely basis, voting instruction cards for shares in the Plan must be duly signed and received no later than March 14, 2014. The total number of shares in the Plan as of the record date represents approximately 5.0% of the voting power of all classes of common stock outstanding as of the record date and entitled to vote at the Annual Meeting.

Internet Availability of Proxy Materials and Annual Report

This Proxy Statement and our 2013 Annual Report are also available on our website at www.heico.com under the heading “Investors.” Our website does not constitute a part of the Proxy Statement.

VOTING SECURITIES OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of HEICO Common Stock and Class A Common Stock by (i) each person who is known to us to be the beneficial owner of more than 5% of the outstanding Common Stock or Class A Common Stock; (ii) the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers; (iii) each of the members of the Board of Directors; and (iv) all directors and executive officers of the Company as a group. Information regarding our executive officers and directors is as of January 17, 2014 and information regarding certain other 5% shareholders is as of the date indicated in the corresponding footnote. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of Common Stock and Class A Common Stock shown as being beneficially owned by them. Information has been adjusted as necessary for all stock dividends and stock splits.

	Shares Beneficially Owned (2)
	Common Stock		Class A Common Stock
Name and Address of Beneficial Owner (1)	Number	Percent	Number	Percent
(a) Certain beneficial owners:
Mendelson Reporting Group (3)	4,347,875	15.79%	890,801	2.25%
Dr. Herbert A. Wertheim (4)	2,773,867	10.35%	2,764,150	6.98%
Royce & Associates, LLC (5)	1,608,669	6.00%	1,111,728	2.81%
Columbia Wanger Asset Management, LLC (6)	—	—	5,327,375	13.45%
Janus Capital Management LLC (7)	—	—	4,863,006	12.28%
BlackRock, Inc. (8)	2,777,399	10.37%	—	—
T. Rowe Price Associates, Inc. (9)	—	—	2,144,730	5.41%
Wasatch Advisors, Inc. (10)	—	—	2,144,109	5.41%
Vanguard Group, Inc. (11)	1,494,649	5.58%	—	—

(b) Directors:
Adolfo Henriques (12)	—	—	7,815	*
Samuel L. Higginbottom	1,262	*	2,325	*
Mark H. Hildebrandt (13)	—	—	17,146	*
Wolfgang Mayrhuber (14)	36,219	*	52,672	*
Eric A. Mendelson (15)	1,085,922	4.00%	389,806	*
Laurans A. Mendelson (16)	2,207,941	8.24%	383,040	*
Victor H. Mendelson (17)	1,054,012	3.88%	430,985	1.09%
Dr. Alan Schriesheim (18)	170,981	*	191,740	*
Frank J. Schwitter (19)	1,238	*	2,285	*

(c) Executive officers listed in Summary Compensation Table who are not directors:
Thomas S. Irwin (20)	241,767	*	115,161	*
Carlos L. Macau, Jr. (21)	287	*	19,670	*

All directors and executive officers as a group (13 persons) (22)	4,804,778	17.34%	1,315,867	3.31%

All directors, executive officers, the HEICO Savings and Investment Plan and the Mendelson Reporting Group as a group (23)	5,878,132	21.21%	2,299,632	5.78%
 ______________________________________
*    Represents ownership of less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner identified is c/o HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021.

(2)
The number of shares of Common Stock and Class A Common Stock deemed outstanding as of January 17, 2014 includes (i) 26,790,374 shares of Common Stock; (ii) 39,612,747 shares of Class A Common Stock; and (iii) shares issuable upon exercise of stock options held by the respective person or group which are presently exercisable or which may be exercised within 60 days after January 17, 2014 as set forth below. Pursuant to the rules of the Securities and Exchange Commission, presently exercisable stock options and stock options that become exercisable within 60 days are deemed to be outstanding and beneficially owned by the person or group for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)
The Mendelson Reporting Group consists of Laurans A. Mendelson; Eric A. Mendelson; Victor H. Mendelson; LAM Limited Partners, a partnership whose sole general partner is a corporation controlled by Arlene Mendelson, the wife of Laurans A. Mendelson; LAM Alpha Limited Partners, a partnership whose sole general partner is a corporation controlled by Laurans A. Mendelson; trusts for the benefit of Victor H. Mendelson’s immediate family members and whose Trustee is Victor H. Mendelson; EAM Management Limited Partners, a partnership whose sole general partner is a corporation controlled by Eric A. Mendelson; Mendelson International Corporation, a corporation whose stock is owned solely by Eric A. and Victor H. Mendelson and whose Chairman of the Board is Laurans A. Mendelson; trusts for the benefit of Eric A. Mendelson’s immediate family members and whose Trustee is Eric A. Mendelson; VHM Management Limited Partners, a partnership whose sole general partner is a corporation controlled by Victor H. Mendelson; the Laurans A. and Arlene H. Mendelson Charitable Foundation, Inc., of which Mr. Mendelson is President; Victor H. Mendelson Revocable Investment Trust, whose grantor, sole presently vested beneficiary and trustee is Victor H. Mendelson; individual Keogh accounts for both Eric A. and Victor H. Mendelson; and shares of both Common and Class A Common Stock owned by the children of both Victor H. and Eric A. Mendelson. Includes 749,998 shares of Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 17, 2014, and 102,285 shares of Common Stock and 97,052 shares of Class A Common Stock held by the HEICO Savings and Investment Plan. See Notes (15), (16) and (17) below. The address of the Mendelson Reporting Group is 825 Brickell Bay Drive, 16th Floor, Miami, Florida 33131.

(4)	Based on information in Dr. Wertheim’s latest filing dated March 7, 1995. The address of Dr. Wertheim is 191 Leucadendra Drive, Coral Gables, Florida 33156.

(5)
Based on information in a Schedule 13G/A filed on January 10, 2014 and on January 30, 2014, reflects 1,608,669 shares of Common Stock and 1,111,728 shares of Class A Common Stock, respectively, held in portfolios of certain mutual funds and/or institutional accounts managed by Royce & Associates, LLC, a registered investment adviser. The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151.

(6)
Based on information in a Schedule 13G/A filed on February 6, 2014, all shares may be deemed to be beneficially owned by Columbia Wanger Asset Management, LLC, a registered investment adviser, filing jointly on behalf of Columbia Acorn Fund, a registered investment company, who is the beneficial owner of 3,828,750 shares, or 9.67%, of Class A Common Stock. The address of Columbia Wanger Asset Management, LLC and Columbia Acorn Fund is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(7)
Based on information in a Schedule 13G/A filed on February 14, 2014, all shares may be deemed to be beneficially owned by Janus Capital Management LLC (“Janus Capital”), an investment adviser as well as a parent holding company, and on behalf of INTECH Investment Management, a registered investment adviser in which Janus Capital has a direct ownership stake of 96.74%; Perkins Investment Management LLC, a registered investment adviser, in which Janus Capital has a direct ownership stake of 99.61%; and Janus Triton Fund, a registered investment company, who is the beneficial owner of 2,531,688 shares, or 6.39%, of Class A Common Stock. The address of Janus Capital and Janus Triton Fund is 151 Detroit Street, Denver, Colorado 80206.

(8)
Based on information in a Schedule 13G/A filed on January 10, 2014, all shares are beneficially owned by BlackRock, Inc., a parent holding company, and on behalf of its wholly owned subsidiaries (i) BlackRock Advisors (UK) Limited; (ii) BlackRock Advisors, LLC; (iii) BlackRock Asset Management Canada Limited; (iv) BlackRock Fund Advisors; (v) BlackRock Institutional Trust Company, N.A.; (vi) BlackRock Investment Management (Australia) Limited; (vii) BlackRock Investment Management (UK) Ltd; and (viii) BlackRock Investment Management, LLC. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(9)
Based on information in a Schedule 13G/A filed on February 11, 2014, all shares are beneficially owned by T. Rowe Price Associates, Inc., a registered investment adviser, filing jointly on behalf of T. Rowe Price New Horizons Fund, Inc., a registered investment company, who is the beneficial owner of 1,628,145 shares of Class A Common Stock. The address of T. Rowe Price Associates and T. Rowe Price New Horizons Fund, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.

(10)
Based on information in a Schedule 13G/A filed on February 13, 2014, all shares are beneficially owned by Wasatch Advisors, Inc., a registered investment adviser. The address of Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, Utah 84108.

(11)
Based on information in a Schedule 13G/A filed on February 11, 2014, by Vanguard Group, Inc., a registered investment adviser, and on behalf of its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company, who is the beneficial owner of 60,593 shares of Class A Common Stock and Vanguard Investments Australia, Ltd., who is the beneficial owner of 1,141 shares of Class A Common Stock. The address of Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(12)	Includes 5,952 shares of Class A Common Stock held by the HEICO Leadership Compensation Plan and allocated to Adolfo Henriques’ account.

(13)	Represents shares of Class A Common Stock held by the HEICO Leadership Compensation Plan and allocated to Mark H. Hildebrandt’s account.

(14)
Includes 3,204 shares of Common Stock and 21,746 shares of Class A Common Stock held by the HEICO Leadership Compensation Plan, and 5,385 shares of Class A Common Stock held in a non-qualified deferred compensation plan, both allocated to Wolfgang Mayrhuber’s accounts.

(15)
Includes 374,999 shares of Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 17, 2014; 201,072 shares of Common Stock held by EAM Management Limited Partners; 156,515 shares of Class A Common Stock held by Mendelson International Corporation; 146,332 shares of Common Stock held by trusts for the benefit of Eric A. Mendelson’s immediate family members; 55,776 shares of Common Stock and 52,908 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Eric A. Mendelson’s account; 7,797 shares of Common Stock and 4,606 shares of Class A Common Stock held in an individual Keogh account; and 2,316 shares of Common Stock and 2,667 shares of Class A Common Stock owned by Eric A. Mendelson’s children. See Note (3) above.

(16)
Laurans A. Mendelson disclaims beneficial ownership with respect to 156,515 shares of Class A Common Stock, which are held in the name of Mendelson International Corporation and 69,650 shares of Common Stock and 31,797 shares of Class A Common Stock, which were donated to and are presently held by the Laurans A. and Arlene H. Mendelson Charitable Foundation, Inc., of which Mr. Mendelson is President. Includes 2,137,855 shares of Common Stock and 194,083 shares of Class A Common Stock held solely by Mr. Mendelson or LAM Limited Partners or LAM Alpha Limited Partners. Also includes 436 shares of Common Stock and 645 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Laurans A. Mendelson’s account. See Notes (3), (15) and (17).

(17)
Includes 374,999 shares of Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 17, 2014; 238,245 shares of Common Stock and 70,428 shares of Class A Common Stock held by trusts for the benefit of Victor H. Mendelson’s immediate family members; 156,515 shares of Class A Common Stock held by Mendelson International Corporation; 88,328 shares of Common Stock held by VHM Management Limited Partners; 14,750 shares of Common Stock and 4,335 shares of Class A Common Stock held by the Victor H. Mendelson Revocable Investment Trust; 46,073 shares of Common Stock and 43,499 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Victor H. Mendelson’s account; 2,440 shares of Common Stock and 6,520 shares of Class A Common Stock owned by Victor H. Mendelson’s children; and 5,848 shares of Class A Common Stock held in an individual Keogh account. See Note (3) above.

(18)
Includes 167,731 shares of Common Stock and 163,936 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 17, 2014. Also includes 3,250 shares of Common Stock held by the HEICO Leadership Compensation Plan and allocated to Dr. Schriesheim’s account, and 5,370 shares of Class A Common Stock held by the estate of Dr. Schriesheim’s wife.

(19)	Includes 125 shares of Class A Common Stock held by Frank Schwitter's spouse.

(20)
Includes 133,231 shares of Common Stock held by the Irwin Family Irrevocable Trust, whose trustee is Thomas S. Irwin’s daughter; and 92,789 shares of Common Stock and 88,935 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Thomas S. Irwin’s account.

(21)
Includes 15,625 shares of shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 17, 2014. Also includes 287 shares of Common Stock and 295 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Carlos L. Macau, Jr.’s account.

(22)
Includes 917,729 shares of Common Stock and 185,967 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 17, 2014. The total for all directors and executive officers as a group (13 persons) also includes 199,393 shares of Common Stock and 190,119 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to accounts of the executive officers pursuant to the Plan. Also includes 6,454 shares of Common Stock and 44,844 shares of Class A Common Stock held by the HEICO Leadership Compensation Plan, and 5,385 shares of Class A Common Stock held in a non-qualified deferred compensation plan, both allocated to the accounts of the executive officers pursuant to the Plans.

(23)
Includes 4,347,875 shares of Common Stock and 890,801 shares of Class A Common Stock owned by the Mendelson Reporting Group and 1,272,746 shares of Common Stock and 1,173,883 shares of Class A Common Stock held by the HEICO Savings and Investment Plan, of which 1,271,796 shares of Common Stock and 1,172,899 shares of Class A Common Stock are allocated to participants in the Plan, including 199,393 shares of Common Stock and 190,119 shares of Class A Common Stock allocated to the directors and executive officers as a group, and of which 950 shares of Common Stock and 984 shares of Class A Common Stock are unallocated as of January 17, 2014.

PROPOSAL TO ELECT DIRECTORS
(Proposal No. 1)

Each of the nine individuals named in the table below has been nominated by our Board of Directors (“Board”) for election to the Board of Directors at the Annual Meeting to serve until the next Annual Meeting or until his successor is elected and qualified. All of the nominees are currently serving on the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.

Name	Age	Corporate Office or Position	Director Since
Adolfo Henriques	60	Director	2011
Samuel L. Higginbottom	92	Director	1989
Mark H. Hildebrandt	57	Director	2008
Wolfgang Mayrhuber	66	Director	2001
Eric A. Mendelson	48	Co-President and Director; President and Chief	1992
		Executive Officer of the HEICO Flight Support Group
Laurans A. Mendelson	75	Chairman of the Board; Chief Executive	1989
		Officer; and Director
Victor H. Mendelson	46	Co-President and Director; President and Chief	1996
		Executive Officer of the HEICO Electronic
		Technologies Group
Dr. Alan Schriesheim	83	Director	1984
Frank J. Schwitter	80	Director	2006

Business Experience of Nominees

Adolfo Henriques has served as Chairman and Chief Executive Officer of Gibraltar Private Bank and Trust, a private banking and wealth management company headquartered in Miami. From 2008 until 2010, Mr. Henriques was Vice Chairman of The Related Group, a privately-held, leading builder of luxury condominiums and multi-family real estate developments. From 2005 until its sale in December 2007, Mr. Henriques was Chairman, President and Chief Executive Officer of NYSE-listed Florida East Coast Industries, having served on its Board since 1998 and having been Chairman of its Audit Committee, as well as a member of its Governance Committee. From 1998 until 2005, he served as Chief Executive Officer of the South Region for Regions Bank (and its predecessor Union Planters Bank). Prior to joining Regions Bank, Mr. Henriques served in executive capacities at Bank of America’s predecessor banks since 1986, including positions as Chairman of NationsBank in South Florida and Executive Vice President of Barnett Bank. He began his career as a Certified Public Accountant. Mr. Henriques was appointed by the Governor of the State of Florida as Chairman of the Financial Oversight Board for the City of Miami. He also served on the Miami-Dade County Mayor’s Blue Ribbon Task force for Miami International Airport. Mr. Henriques served on the Board of Directors of Boston Private Financial Holdings, Inc. from 2007 until February 2011 when he joined Gibraltar Private Bank and Trust. Mr. Henriques also serves on the Board of Intcomex, Inc. Mr. Henriques is the Chairman of the Miami-Dade Cultural Affairs Council.

The Board believes that Mr. Henriques’ broad experience in the banking industry, his history as the CEO of a publicly-held company and his prior board experience will be valuable to the Board’s activities, especially as they pertain to governance, oversight and financial matters. Mr. Henriques is considered an “independent” director nominee under NYSE rules.

Samuel L. Higginbottom is a retired executive officer of Rolls Royce, Inc. (an aircraft engine manufacturer), where he served as Chairman, President and Chief Executive Officer from 1974 to 1986. He was the Chairman of the Columbia University Board of Trustees from 1986 until 1989, having served as trustee starting in 1982. He was President, Chief Operating Officer and a Director of Eastern Airlines, Inc., from 1970 to 1973 and served in various other executive capacities with that company from 1964 to 1969. Mr. Higginbottom was a

Director of British Aerospace Holdings, Inc., an aircraft manufacturer, from 1986 to 1999 and was a Director of AmeriFirst Bank from 1986 to 1991. Mr. Higginbottom was appointed an Honorary Commander of the British Empire by Queen Elizabeth II. He served in World War II, where he received a Bronze Star and achieved the rank of Captain. He is a Trustee Emeritus of St. Thomas University, Miami, Florida. Mr. Higginbottom is considered an “independent” director under NYSE rules.

Mr. Higginbottom’s extensive experience in the airline and aviation industries from his years of senior management allow him to add considerable substance to the Board’s discussions and evaluation of the Company’s business, especially in strategic and operational issues and initiatives. The Board also believes Mr. Higginbottom’s lengthy business career provides the Board with an important and stable long term perspective. Due to his deep relationships in the airline and aerospace industries, Mr. Higginbottom has also been instrumental in assisting the Company in establishing important relationships throughout his tenure on the Board.

Mark H. Hildebrandt has been the president and sole owner of Mark H. Hildebrandt, P.A., a law firm with offices in Miami-Dade and Broward counties since 1986. In 2004, while continuing with his own firm, he became a partner in the law firm of Waldman Trigoboff Hildebrandt Marx & Calnan, P.A., a full-service boutique law firm. He has practiced law continuously for more than 30 years and specializes in corporate and business law and in litigation. Mr. Hildebrandt is the Vice Chairman of the Board of Trustees of Mount Sinai Medical Center in Miami Beach, Florida. He previously served from 2007 to 2011 as the President of the Mount Sinai Medical Center Foundation. He is a current member of the Executive Committee of both the Board of Trustees and the Foundation. Additionally, he is the Chairman of the Compensation Committee, a current member of the Finance and Investment Committee, Chairman of the Trustee Services Committee, a former Chairman of the Finance Committee and a former member of the Audit Committee of the Board of Trustees of the Mount Sinai Medical Center. Mr. Hildebrandt formerly served as a member of the Board of Directors of Easter Seals of Miami-Dade County, Florida, and has served in numerous other local civic posts. Mr. Hildebrandt is considered an “independent” director under NYSE rules.

Mr. Hildebrandt’s significant legal expertise and other business experience assist the Board in evaluating various matters. Given the Company’s complexity and its global activities, the Board believes Mr. Hildebrandt’s experience in complex commercial litigation, contract and employment disputes and intellectual property helps the Board in minimizing legal exposure, and in so doing, helps protect the Company’s and its shareholders’ interests. Mr. Hildebrandt’s experience as a member of the board and related committees for other companies enhances his ability to evaluate business issues.

Wolfgang Mayrhuber was elected to our Board of Directors in 2001 after serving as Advisor to the Board of Directors of the Company since 1997. He was named Chairman of the Supervisory Board of Deutsche Lufthansa AG ("Lufthansa") in May 2013, where he previously served as Chairman of their Executive Board and Chief Executive Officer from June 2003 until December 2010. He has served with Lufthansa since 1970, and has held various senior management positions, including those of Executive Vice President and Chief Operating Officer Technical at Lufthansa, Chairman of the Executive Board of Lufthansa Technik AG and President of Passenger Airlines of Lufthansa. He was appointed to the Executive Board of Lufthansa in 2001. He has been Chairman of the Supervisory Board of Infineon Technologies, a major global semiconductor manufacturer. Mr. Mayrhuber is also a member of the supervisory boards of BMW AG and Munich RE Group. Mr. Mayrhuber is considered an “independent” director under NYSE rules.

Mr. Mayrhuber has over 40 years of multi-faceted experience in the global airline and aircraft maintenance industries. His senior leadership history at Lufthansa, a global leader in the aviation industry, and his background as a mechanical engineer provide him with deep operational, technical and strategic knowledge that benefits the Board of Directors. In addition to his service on several boards and related committees, Mr. Mayrhuber has significant international business experience, as well as extensive relationships with airlines and aircraft maintenance organizations throughout the world, which experience and relationships are important to the Board.

Eric A. Mendelson has been an employee of the Company since 1990, serving in various capacities. Mr. Mendelson has served as our Co-President since October 2009 and served as our Executive Vice President from

2001 through September 2009. Mr. Mendelson has also served as President and Chief Executive Officer of the HEICO Flight Support Group since its formation in 1993, as well as President of various Flight Support Group subsidiaries. Mr. Mendelson is a co-founder, and, since 1987, has been Managing Director of Mendelson International Corporation, a private investment company, which is a shareholder of HEICO. In addition, Mr. Mendelson is a member of the Advisory Board of Trustees of Mount Sinai Medical Center in Miami Beach, Florida and Vice Chair of the Board of Trustees of Ransom Everglades School in Coconut Grove, Florida, as well as a member of the Board of Directors of the Columbia College Alumni Association. Eric Mendelson is the son of Laurans Mendelson and the brother of Victor Mendelson. Eric Mendelson is considered an “inside” director under NYSE rules.

As the principal architect of the Company’s parts development program since its commencement in 1992, Eric Mendelson has unique knowledge in the FAA-approved aircraft replacement parts industry which the Company pioneered under his leadership. Mr. Mendelson is well versed in the marketplace for the Company’s products and he has deep experience with the Company’s Team Members, customers and shareowners. His more than 20 years of progressive experience with running and growing the business render him a valuable resource to the Board. Eric Mendelson and his family are significant Company shareholders.

Laurans A. Mendelson has served as our Chairman of the Board since December 1990. He has also served as our Chief Executive Officer since February 1990 and served as our President from September 1991 through September 2009. Mr. Mendelson has served on the Board of Governors of the Aerospace Industries Association (AIA) in Washington, D.C., of which HEICO is a member. He is the former Chairman of the Board of Trustees, former Chairman of the Executive Committee and a current member of the Society of Mount Sinai Founders of Mount Sinai Medical Center in Miami Beach, Florida. In addition, Mr. Mendelson is a Trustee Emeritus of Columbia University in The City of New York, where he previously served as Trustee and Chairman of the Trustees’ Audit Committee. Mr. Mendelson is a Certified Public Accountant. Laurans Mendelson is the father of Eric Mendelson and Victor Mendelson. Laurans Mendelson is considered an “inside” director under NYSE rules.

The Board believes that Mr. Mendelson’s 20 plus years of solid and successful leadership of the Company, his demonstrated expertise and vast experience in the aerospace and electronic technologies industries and his background in finance, accounting and audit, make him ideally suited to serve on the Board. The impact of Mr. Mendelson’s investment and acquisition acumen has led directly to the significant growth of the Company since 1990; he has a unique ability to recognize and capitalize on growth opportunities at the opportune time. Laurans Mendelson and his family are significant Company shareholders.

Victor H. Mendelson has been associated with the Company since 1990, serving in various capacities. Mr. Mendelson has served as our Co-President since October 2009 and served as our Executive Vice President from 2001 through September 2009. Mr. Mendelson has also served as President and Chief Executive Officer of the HEICO Electronic Technologies Group since its formation in September 1996. He served as General Counsel of the Company from 1993 to 2008 and Vice President of the Company from 1996 to 2001. In addition, Mr. Mendelson was the Chief Operating Officer of the Company’s former MediTek Health Corporation subsidiary from 1995 until its profitable sale in 1996. Mr. Mendelson is a co-founder, and, since 1987, has been President of Mendelson International Corporation, a private investment company, which is a shareholder of HEICO. He is a Vice Chair of the Board of Visitors of Columbia College in New York City, a Trustee of St. Thomas University in Miami Gardens, Florida, a Director of Boys & Girls Clubs of Miami-Dade and is a Director and Immediate Past President of the Board of Directors of the Florida Grand Opera. Victor Mendelson is the son of Laurans Mendelson and the brother of Eric Mendelson. Victor Mendelson is considered an “inside” director under NYSE rules.

The Board believes that Mr. Mendelson’s experience and expertise, garnered by serving the Company in a variety of roles over the past 23 years, make him uniquely qualified to serve on the Board because he understands the Company’s operations and strategy very well. As the founder of the Company’s Electronic Technologies Group, he has extensive knowledge and experience in the electronic technologies and defense segments of the business, which have experienced significant growth under his stewardship. Further, as the Company’s former General Counsel for 15 years, he is familiar with the Company’s matters, including contractual relationships and the Company’s numerous acquisitions. Victor Mendelson and his family are significant Company shareholders.

Dr. Alan Schriesheim is retired from the Argonne National Laboratory, where he served as Director from 1984 to 1996, and currently holds the distinction of Director Emeritus. From 1983 to 1984, he served as Senior Deputy Director and Chief Operating Officer of Argonne. From 1956 to 1983, Dr. Schriesheim served in a number of capacities with Exxon Corporation in research and administration, including positions as General Manager of the Engineering Technology Department for Exxon Research and Engineering Co. and Director of Exxon’s Corporate Research Laboratories. Dr. Schriesheim is also a member of the Board of the Children’s Memorial Hospital of Chicago, Illinois and is the President and Co-Founder of the Chicago Council on Science and Technology. Dr. Schriesheim is considered an “independent” director under NYSE rules.

Dr. Schriesheim has deep experience and is accomplished in business, science and technology. His background in senior management of organizations involved with advanced technological developments and his advocacy for continuous technology development are important to the Board’s evaluation of the Company’s operations and potential acquisitions. The Board believes that Dr. Schriesheim’s international business experience through numerous economic cycles provides the Board with a stable perspective which is useful in navigating complex business judgments.

Frank J. Schwitter has been engaged principally as a consultant for law and accounting firms since 1998. Mr. Schwitter has been a partner with the investment firm, 1624 Capital LLC since February 2013. From 1996 to 1998, Mr. Schwitter served as Senior Business Advisor and Technical Consultant to Prasetio Utomo & Co. in Indonesia. Prior to 1996, Mr. Schwitter served 38 years with Arthur Andersen LLP, where he was a partner and the Managing Director of the Firm’s International Business Program from 1982 to 1996. Mr. Schwitter also served as an officer and director of a number of business organizations including the Foreign Policy Association, the Business Council for International Understanding, Council of the Americas, the Long Island Association of Business and the Huntington Chamber of Commerce. From 1998 to 2003, Mr. Schwitter served on the Technical Standards Committee of the American Institute of Certified Public Accountants (“AICPA”) and he remains a member of the AICPA. Mr. Schwitter is a Certified Public Accountant in New York State. Mr. Schwitter is considered an “independent” director under NYSE rules.

Mr. Schwitter brings to the Board a wealth of knowledge in finance and accounting at both the domestic and international levels. His prior experience as a partner of one of the largest accounting firms at that time, has provided him with a solid foundation from which to assess and advise on the Company’s internal controls, financial strategy, financial reporting and interactions with the Company’s independent registered public accounting firm. His strong leadership skills, acquired during many years of senior management, are a complement to the Board’s composition.

Board Leadership Structure

Within the Board’s purview is the determination as to whether the roles of Chief Executive Officer and Chairman of the Board should be combined or separate. HEICO believes a combined role of Chairman of the Board and Chief Executive Officer, along with Board committees that are chaired by independent directors (with the exception of the Executive Committee chaired by Mr. Laurans Mendelson) is the appropriate leadership structure for the Company at this time, and is one that provides exceptional value to HEICO and its shareholders. Mr. Mendelson has vast expertise in the aerospace, defense and electronics industries and a proven track record of successful leadership, as evidenced by strong returns on HEICO stock in the past 23 years, even though the period saw several economic downturns. The combined role fosters open communication between the Board and management team, provides both groups with unified leadership and promotes efficient development and execution of the Company’s strategic plan.

The independent directors meet at least once per year in an executive session. The independent directors elect a presiding director to act as the lead independent director for each executive session among the chairs of the committees of the Board on a rotating basis.

Board Risk Oversight

While the Company’s management team takes primary responsibility for risk management, the Board plays a large role in the oversight, evaluation and strategy for handling the material risks facing the Company. The risk environment in which HEICO currently operates includes a variety of risks, both financial and operational, some of which may manifest themselves in unforeseen ways, which may affect our ability to anticipate, fully comprehend, mitigate or respond to them. At regular intervals, HEICO’s management team presents the Board with reports on the status of critical risks that are currently affecting or have the potential to impact the business. These reports are designed to provide the Board with timely identification of the nature of any risks, so they may respond appropriately.

The Board addresses risk management at both the full Board and Committee levels. The full Board oversees risks that may impact HEICO and its subsidiaries as a whole, with particular emphasis on operational and strategic risk; while each Committee oversees specific areas of risk within its purview. The Finance/Audit Committee is responsible for oversight of HEICO’s financial risks, including the adequacy of internal controls, compliance, financial reporting, and tax positions. To this end, the Finance/Audit Committee meets regularly with the Company’s internal and external auditors to ensure visibility into pending risks and the mitigation of the financial and non-financial impact of these risks. The Nominating and Corporate Governance Committee is responsible for the oversight of the Company’s directorship policies and practices, succession planning and the evaluation and recommendation of qualified Board candidates. Other Board committees also consider areas of risk within their particular subject matter, for example, the Compensation Committee considers the areas of risk related to the compensation policy and programs of the Company.
Director Independence

The Board of Directors has determined that Mr. Henriques, Mr. Higginbottom, Mr. Hildebrandt, Mr. Mayrhuber, Dr. Schriesheim, and Mr. Schwitter have met the standards of independence as set forth in the Company’s Corporate Governance Guidelines, which are consistent with the standards established by the NYSE.

The full Board of Directors discussed and reviewed whether each director was “independent” under NYSE rules. The Board of Directors has used these rules to determine whether each director is independent. These rules state that a director who has a “material” relationship with the Company will be deemed an “inside” or “non-independent” director. As Laurans, Eric and Victor Mendelson are all employed in executive positions with the Company, they are deemed “inside” or “non-independent” directors.

As noted above, Mr. Mayrhuber was named Chairman of the Supervisory Board of Lufthansa in May 2013, where he previously served as their Chairman of the Executive Board and Chief Executive Officer from June 2003 until December 2010. A Lufthansa subsidiary is a customer of the Company’s Flight Support Group and owns 20% of a majority of the Flight Support Group. However, the Company’s fiscal 2013 sales to Lufthansa and all of its subsidiaries constituted less than 1% of Lufthansa’s consolidated annual revenues, and, in addition, neither Lufthansa nor Mr. Mayrhuber receive any remuneration from the Company other than Mr. Mayrhuber’s standard director fees paid to him for service as a member of the Board of Directors of the Company. As a result, the Board of Directors concluded that Mr. Mayrhuber is an “independent” director under NYSE rules.

As Mr. Henriques, Mr. Higginbottom, Mr. Hildebrandt, Mr. Mayrhuber, Dr. Schriesheim, and Mr. Schwitter and their employers lack material relationships with the Company, they are deemed “independent” under NYSE rules. The Board of Directors reviewed and confirmed these conclusions.

Board Committees

The Board of Directors has the following standing committees: an Executive Committee, a Nominating and Corporate Governance Committee, a Compensation Committee, a Finance/Audit Committee, an Environmental, Safety and Health Committee, and a Stock Option Plan Committee. From time to time, special committees for a limited purpose and duration may be established. Committee member appointments to the standing committees are re-evaluated annually and approved by the Board of Directors at its next regularly scheduled meeting that follows the Annual Meeting of Shareholders. Information regarding each of the standing committees is as follows:

The Executive Committee has such powers as are delegated by the Board of Directors, which may be exercised while the Board of Directors is not in session, provided such powers are not in conflict with specific powers conferred to other committees or are otherwise contrary to law. The Executive Committee met once in fiscal 2013 and its members consist of Mr. Laurans Mendelson (Committee Chairman), Mr. Higginbottom, Mr. Mayrhuber and Dr. Schriesheim.

The Nominating and Corporate Governance Committee assists the Board of Directors in identifying and recommending to the Board qualified individuals to be nominated as directors; makes recommendations concerning committee membership, appointments and director compensation; periodically reviews and recommends to the Board of Directors updates to the Company’s Corporate Governance Guidelines; assists the Board and the Company in interpreting and applying the Company’s Corporate Governance Guidelines and Code of Business Conduct; and oversees the annual evaluation of management and of the Board of Directors. The Nominating and Corporate Governance Committee met once in fiscal 2013. Its members consist of Mr. Higginbottom (Committee Chairman), Mr. Hildebrandt and Dr. Schriesheim. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” in accordance with the NYSE’s listing standards.

Prior to nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider the existing director’s independence, if required, skills, performance and meeting attendance. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders (see the caption “Shareholder Proposals and Nominations” contained herein). All candidates will be reviewed in the same manner, regardless of the source of recommendation. In evaluating candidates for potential director nomination, the Nominating and Corporate Governance Committee will consider, among other things, candidates that are independent, if required; who possess personal and professional integrity; have good business judgment, relevant experience and skills; and who would be effective as a director in conjunction with the full Board of Directors in collectively serving the long-term interests of our shareholders. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Nominating and Corporate Governance Committee considers individuals with diverse backgrounds, viewpoints, accomplishments, cultural background and professional expertise, among other factors.

The Compensation Committee reviews and approves compensation of our officers, key employees and directors. For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see the Compensation Discussion and Analysis section contained herein. In addition, the Compensation Committee reviews and discusses with management the Compensation Discussion and Analysis and based on the review and discussion, recommends its inclusion in the proxy statement. The Compensation Committee met twice in fiscal 2013 and its members consist of Mr. Higginbottom (Committee Chairman), Mr. Hildebrandt, and Dr. Schriesheim. The Board of Directors has determined that each member of the Compensation Committee is “independent” in accordance with the NYSE’s listing standards. The report of the Compensation Committee regarding Compensation Discussion and Analysis is contained herein.

The Finance/Audit Committee oversees the quality and integrity of our accounting, auditing, internal control and financial reporting practices, including the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Finance/Audit Committee also advises the Board of Directors regarding transactions presenting a potential conflict of interest between the Company and any member of the Board of Directors or any executive officer. The Finance/Audit Committee met five times in fiscal 2013 and its members consist of Mr. Schwitter (Committee Chairman), Mr. Henriques, Mr. Higginbottom, Mr. Hildebrandt, and

Dr. Schriesheim. The Board of Directors has determined that each member of the Finance/Audit Committee is “financially literate” and “independent” in accordance with the NYSE’s listing standards and that Mr. Schwitter is an “audit committee financial expert,” as defined by the Securities and Exchange Commission. The annual report of the Finance/Audit Committee is contained herein.

The Environmental, Safety and Health Committee meets with our senior management and oversees compliance in all matters relating to federal and state environmental, safety and health regulations. The Environmental, Safety and Health Committee met three times in fiscal 2013 and its members consist of Dr. Schriesheim (Committee Chairman), Mr. Mayrhuber, Mr. Eric Mendelson and Mr. Victor Mendelson. The Environmental, Safety and Health Committee also visits our operating locations on a periodic basis.

The Stock Option Plan Committee administers our stock option plans and has authority to grant options, to determine the persons to whom and the times at which options are granted, and to determine the terms and provisions of each grant. The Stock Option Plan Committee met twice in fiscal 2013 and its members consist of Mr. Hildebrandt (Committee Chairman) and Mr. Higginbottom.

The Nominating and Corporate Governance Committee, Compensation Committee and the Finance/Audit Committee are governed by written charters relating to corporate governance matters. All Board of Directors Committee Charters, Corporate Governance Guidelines, as well as HEICO’s Code of Ethics and Business Conduct are located on HEICO’s website at www.heico.com.

Board Meetings

During the fiscal year ended October 31, 2013, the Board of Directors held four meetings. Each of the directors attended 100% of the meetings of the Board of Directors and committees on which they served in fiscal 2013. We do not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting of shareholders, but we encourage directors to attend and historically, most have done so. All of the nine members of the Board of Directors attended the 2013 Annual Meeting of Shareholders.

Compensation Committee Interlocks and Insider Participation

Mr. Higginbottom, Mr. Hildebrandt, and Dr. Schriesheim served as members of the Compensation Committee during fiscal 2013. No member of the Compensation Committee was an officer or employee of the Company during fiscal 2013 or was formerly an officer of the Company. During the year ended October 31, 2013, none of HEICO’s executive officers served on the board of directors or compensation committee of any other entity whose directors or executive officers served either on HEICO’s Board of Directors or on HEICO’s Compensation Committee.

Compensation of Directors

Effective September 23, 2013, our directors receive an annual retainer of $155,000 and are required to purchase shares of HEICO common stock equivalent to approximately 65% of the annual retainer ($100,000). Prior to September 23, 2013, our directors received an annual retainer of $140,000 and were required to purchase shares of HEICO common stock equivalent to approximately 64% of the annual retainer ($90,000). We accrue the portion of each director’s annual retainer required to purchase shares of HEICO common stock and periodically purchase such shares on behalf of our directors.

Directors are paid a fee of $2,000 for each regular Board of Directors meeting attended and members of committees of the Board of Directors are paid a $7,500 annual retainer for each committee served and $1,200 for attendance at each committee meeting or site visit. In addition, committee chairmen are paid an annual retainer of $4,500 for each committee chaired.

The Directors’ Retirement Plan, which was adopted in 1991 in order to facilitate director retirements and covered our then current directors, was amended as of November 2003 to effectively freeze vested benefits. Three of our current nine directors are covered under the Directors’ Retirement Plan and each will receive annually the average retainer (or $19,000, under the amended terms of the plan) such director was paid during his service as a member of the Board of Directors payable in quarterly installments. At the election of such director, these quarterly payments begin either at age 70 or upon retirement from the Board of Directors and continue for the same period of time that the participant served on the Board of Directors, not to exceed ten years. During fiscal 2013, $11,106 was accrued pursuant to the Directors’ Retirement Plan, while amounts totaling $57,000 were paid, including $19,000 to the estate of a deceased director.

Director Compensation Table

The table below summarizes the compensation paid to our non-employee directors during fiscal 2013.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Non-qualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total

Adolfo Henriques	$163,083	$—	$—	$—	$163,083

Samuel L. Higginbottom	203,306	—	—	19,000	222,306

Mark H. Hildebrandt	191,894	—	—	—	191,894

Wolfgang Mayrhuber	169,383	—	—	—	169,383

Dr. Alan Schriesheim	208,994	—	—	19,000	227,994

Frank J. Schwitter	165,794	—	—	—	165,794
 ______________________________________

(1)
No stock options were granted to any non-employee director in fiscal 2013. As of October 31, 2013, the only non-employee director holding options was Dr. Alan Schriesheim who held options for 167,731 shares of Common Stock and 163,936 shares of Class A Common Stock (adjusted as necessary for all stock dividends and stock splits).

(2)	There were no above-market or preferential earnings on deferred compensation.

(3)	Represents payments made from the Directors’ Retirement Plan, as described above. The aggregate value of perquisites and other personal benefits is less than $10,000 per non-employee director.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) should be read in conjunction with the compensation tables contained elsewhere in this proxy statement. References to our “named executive officers” in this CD&A are to the same persons set forth in the compensation tables.

Our shareholders adopted a three year interval for “management say on pay” review. Accordingly, our shareholders last voted on the matter at our Annual Meeting in 2011 and approved, on an advisory basis, the compensation of our named executive officers. Our existing compensation policies and decisions are consistent with our compensation philosophy and objectives discussed below and align the interests of our named executive officers with the Company's short and long term goals.

Compensation Objectives

The Compensation Committee of the Board of Directors (the “Committee”) has, for more than two decades, essentially applied the same principles which have seen the Company experience compound annual growth in Total Shareholder Return1 of 23% from 1990 through December 31, 2013. Further, from fiscal 1990 through fiscal 2013, the Company experienced 17% and 19% compound annual growth in the Company’s net sales and net income, respectively. The following four pages display the net sales and net income growth for the past twenty-three years and the Total Shareholder Return which investors who held HEICO shares would have experienced over the past three years and the past twenty-three years (which is the time since current management took office).

__________________________________

(1) Total Shareholder Return is the change in share price, as adjusted for stock splits and stock dividends, and all cash dividends, assuming reinvestment of those dividends in our Company's shares.

	Twenty-Three Year Net Sales and Net Income Results
(in thousands)	1990	1991	1992	1993	1994	1995
Net Sales	$26,239	$25,368	$21,729	$25,882	$19,212	$25,613
Net Income	1,961	2,363	(580)	728	640	1,437

	1996	1997	1998	1999	2000	2001
Net Sales	$34,565	$63,674	$95,351	$141,269	$202,909	$171,259
Net Income	3,665	7,019	10,509	16,337	27,739	15,833

	2002	2003	2004	2005	2006	2007
Net Sales	$172,112	$176,453	$215,744	$269,647	$392,190	$507,924
Net Income	15,226	12,222	20,630	22,812	31,888	39,005

	2008	2009	2010	2011	2012	2013
Net Sales	$582,347	$538,296	$617,020	$764,891	$897,347	$1,008,757
Net Income	48,511	44,626	54,938	72,820	85,147	102,396

The following graph and table compare the Total Shareholder Return on $100 invested in HEICO Common Stock and HEICO Class A Common Stock with the Total Shareholder Return on an aggregate $100 invested in an Aerospace Company Peer Group for the three-year period from October 31, 2010 through October 31, 2013. The Aerospace Company Peer Group is comprised of the same twenty-three companies used in preparing the Company’s fiscal 2013 compensation benchmark analysis. See within the “Determining Compensation Levels” section on page 21 for a list of the company names.

	Cumulative Total Shareholder Return as of October 31,
	2010	2011	2012	2013
HEICO Common Stock	$100.00	$143.50	$121.85	$221.91
HEICO Class A Common Stock	100.00	132.71	129.08	220.82
Aerospace Company Peer Group	100.00	107.90	117.64	170.83

The following graph and table compare the Total Shareholder Return on $100 invested in HEICO Common Stock and HEICO Class A Common Stock with the Total Shareholder Return on $100 invested in the NYSE Composite Index and the Dow Jones U.S. Aerospace Index for the three-year period from October 31, 2010 through October 31, 2013.  The NYSE Composite Index measures the performance of all common stocks listed on the NYSE.  The Dow Jones U.S. Aerospace Index is comprised of large companies which make aircraft, major weapons, radar and other defense equipment and systems as well as providers of satellites and spacecrafts used for defense purposes.

	Cumulative Total Shareholder Return as of October 31,
	2010	2011	2012	2013
HEICO Common Stock	$100.00	$143.50	$121.85	$221.91
HEICO Class A Common Stock	100.00	132.71	129.08	220.82
NYSE Composite Index	100.00	100.67	109.42	133.22
Dow Jones U.S. Aerospace Index	100.00	107.38	115.47	177.53

The following graph and table compare the Total Shareholder Return on $100 invested in HEICO Common Stock since October 31, 1990 using the same indices shown on the three-year performance graph immediately above.  October 31, 1990 was the end of the first fiscal year following the date the current executive management team assumed leadership of the Company.  No Class A Common Stock was outstanding as of October 31, 1990.

	Cumulative Total Shareholder Return as of October 31,
	1990	1991	1992	1993	1994	1995
HEICO Common Stock	$100.00	$141.49	$158.35	$173.88	$123.41	$263.25
NYSE Composite Index	100.00	130.31	138.76	156.09	155.68	186.32
Dow Jones U.S. Aerospace Index	100.00	130.67	122.00	158.36	176.11	252.00

	1996	1997	1998	1999	2000	2001
HEICO Common Stock	$430.02	$1,008.31	$1,448.99	$1,051.61	$809.50	$1,045.86
NYSE Composite Index	225.37	289.55	326.98	376.40	400.81	328.78
Dow Jones U.S. Aerospace Index	341.65	376.36	378.66	295.99	418.32	333.32

	2002	2003	2004	2005	2006	2007
HEICO Common Stock	$670.39	$1,067.42	$1,366.57	$1,674.40	$2,846.48	$4,208.54
NYSE Composite Index	284.59	339.15	380.91	423.05	499.42	586.87
Dow Jones U.S. Aerospace Index	343.88	393.19	478.49	579.77	757.97	1,000.84

	2008	2009	2010	2011	2012	2013
HEICO Common Stock	$2,872.01	$2,984.13	$4,722.20	$6,557.88	$5,900.20	$10,457.14
NYSE Composite Index	344.96	383.57	427.61	430.46	467.91	569.69
Dow Jones U.S. Aerospace Index	602.66	678.00	926.75	995.11	1,070.15	1,645.24

The Committee’s overriding principle is that compensation policies should be simple and that they should provide clarity for the Company, its shareholders and the executives subject to those policies. The Committee believes that complicated compensation methods designed to encourage or discourage specific actions are more likely to lead to unintended adverse consequences than they are to yield successful results for the Company and its shareholders. Therefore, the Committee focuses on clear objectives that it believes will yield the best results.

Our objectives are:

1.	Compensate our executives fairly;

2.	Motivate our executives to honestly and ethically grow our Company’s revenues, profits, cash flow and market capitalization over time, not just in the short term; and

3.	Retain our executives while ensuring the ability to attract new ones as needed.

Compensation Overview

The Committee has followed a “common sense” approach to compensating our executives. This approach is not based on theory or ornate concepts derived from academic study, rather it is derived from the Committee members’ many years of business experience in which they had to design compensation methods for their own employees. As noted above and reported below, this historical judgment has been successful for HEICO, with the Company experiencing significant growth over a very long period and meeting its shorter term goals each year. The Committee applied the same judgment in 2013.

HEICO’s success and the Committee members’ continuous interaction with the named executive officers are overriding factors in the Committee’s compensation philosophy. Over approximately twenty-three years, the Board of Directors and Committee members have had the benefit of working with almost all the named executive officers and, during this period, the Company’s sales have grown to just over $26 million in fiscal 1990 to more than $1 billion in fiscal 2013, while our net income from continuing operations has grown from just below $2 million to a record of more than $102 million in the same period. Further, except for fiscal 2009 during the worldwide economic collapse and the two years following the September 11, 2001 attacks wherein the commercial aviation industry went into an immediate and substantial decline, or periods in which we sold operating businesses for a profit, our sales and income have consistently grown so that our compound annual rate of growth in net sales and net income have equaled 17% and 19%, respectively since 1990. During this time, our shareholders have benefited significantly, as a $100,000 investment in HEICO stock at the time current management took over operation of the business became worth approximately $11,300,000 on December 31, 2013.

During this period, the Board of Directors and the Committee have become well acquainted with each of the named executive officers and have observed their loyalty to the Company, including times when such loyalty harmed the executives’ short term personal interests. For example, the named executive officers have, during times of downturn, favored continued substantial investment in research and product development, which had the effect of reducing their own potential short term compensation, so that the Company would experience medium and long term growth. In addition, management has been careful to maintain conservative debt levels to ensure the Company’s ability to finance acquisitions and growth.

The Committee also believes it is critical that the executive officers feel they are being rewarded and recognized properly for their efforts and for their contributions to our Company’s growth. During weak economic times, our executive officers requested that they not receive salary increases or bonuses, which strengthened our trust in them and serves to confirm our judgment of how they should be compensated.

In addition, we consider factors such as: current management holding a significant financial stake in the Company for many years; other business opportunities which our executives could easily pursue; amounts and types of compensation which other companies pay to their executives; general economic conditions; and the complexity and risks of the executives’ current jobs.

 Finally, management’s longevity has created stability and we believe this has allowed HEICO to achieve exemplary operating results, as set forth in our financial statements. Accordingly, we believe that our compensation policies are meeting the objectives listed above and continue to be appropriate.

Elements of Compensation

The Committee breaks executive compensation into the following four primary categories:

1.	Base Salary;

2.	Cash Bonus;

3.	Stock Options; and

4.	Retirement-Related/Long-Term Compensation.

Further, we believe it is appropriate to allow executives certain modest perquisites as discussed below.

Determining Compensation Levels

For many years, the Committee has utilized independent third party consultants to help us benchmark our compensation views against those of other companies. Steven Hall & Partners provided our benchmark analysis of executive base salaries and bonuses paid to executives at other companies with some important characteristics similar to ours. The consultant's benchmark was comprised of twenty-three aerospace companies, each with at least one significant characteristic similar to one of HEICO’s, such as revenues, market capitalization, profits or industry and thirty general industry companies with revenues comparable to HEICO's fiscal 2012 revenue. The aerospace companies used in the benchmark analysis were: AAR Corp., Analogic Corp., Barnes Group, Inc., B/E Aerospace, Inc., CAE, Inc., Comtech Telecommunications Corp., Cubic Corp., Ducommun, Inc., EnPro Industries, Inc., ESCO Technologies, Inc., Esterline Technologies Corp., FLIR Systems, Inc., Franklin Electronic Co., Inc, GenCorp, Inc., Hexcel Corp., Kaydon Corp., Moog, Inc., Orbital Sciences Corp., Teledyne Technologies, Inc., TransDigm Group, Inc., Triumph Group, Inc., ViaSat, Inc. and Woodward, Inc. The general industry companies used in the benchmark analysis were: Allscripts Healthcare Solution, Inc., Analogic Corp., Bally Technologies, Inc., BJ’s Restaurants, Inc., Brooks Automation, Inc., Central Garden & Pet Co., Compass Diversified Holdings, CTS Corp., Cubist Pharmaceuticals, Inc., Electronics for Imaging, Inc., ESCO Technologies, Inc., E.W. Scripps Co., Finisar Corp., Franklin Electric Co., Inc., Genesee & Wyoming, Inc., IntercontinentalExchange, Inc., Kaydon Corp., Korn/Ferry International, Layne Christensen Co., M/I Homes, Inc., National Beverage Corp., Navigators Group, Inc., Salix Pharmaceuticals Ltd., Semtech Corp., Stillwater Mining Co., Taubman Centers, Inc., Tetra Technologies, Inc., Tootsie Roll Industries, Inc., UMB Financial Corp., and United Therapeutics Corp.

Fulcrum Consulting provided the Committee with advice regarding the HEICO Corporation Leadership Compensation Plan (which is further discussed below) and provided the Committee with advice on benefits policies generally and conducts actuarial studies for certain benefit plan contributions.

The Committee has determined that the consultants retained by the Committee are independent and raise no conflict of interest concerns since these consultants provide no other services to HEICO. These consultants were selected based upon their historical use by the Committee and the Committee’s satisfaction with the consultants’ work product.

While we believe that benchmarks are helpful in providing partial fairness tests for both our Company and its executives in determining compensation levels and they help us evaluate whether our compensation methods are at least comparable to those of other companies, we do not believe that such studies should be the only, or even the determinative, consideration in establishing compensation. Significantly, we are mindful of the fact that most benchmarking studies relate to a company’s size in revenues or employment, not necessarily its profitability or profit margins. HEICO’s management historically focuses on our profitability, cash flow and market capitalization in the belief that these ultimately drive shareholder wealth, rather than the size of our Company in terms of revenues or number of employees relative to other firms.

If we were to exclusively follow benchmark studies, we would pay our executives not for the Company’s income, but principally for its revenues and staff size. We believe that would be flawed because it would not incentivize our management to focus on the factors which we and they believe to be important, such as cash flow from operating activities as defined by generally accepted accounting principles (“Cash Flow”), net income, profits and margins, product line breadth and long term focus. When we consider the benchmark data, we believe that our executive management team should be compensated in the higher percentile of companies reviewed because of the factors discussed above in the “Compensation Overview” section of this CD&A. The Committee continues to reserve the discretion whether to utilize and interpret the benchmark data in our judgment. We also note that benchmark data can be flawed due to circumstances unique to other companies in a “peer group” and because there are no companies which exactly match the total mix of HEICO’s products, size and financial characteristics.

Base Salary

The Committee determines base salary by considering historical pay levels, the complexity of our businesses, the benchmark analyses previously discussed, the need to offer a base salary competitive with other income generating opportunities which executives might have, and the growth in our sales, income and cash flow. We also take into account the fact that there are other elements in compensation which the Company does not offer to our executives and the compensation elements we do offer which are discussed below (e.g., bonus and retirement/long-term compensation amounts).

Bonus

At the outset of each fiscal year, our executive officers present to the Board of Directors a financial goal or budget for the year. The Committee believes that our executives should receive bonuses equal to roughly 100% of their base compensation if the Company meets a budgeted goal involving meaningful growth. In 2013, this target was 20% growth of net income. The Committee agreed with the named executive officers that they would not receive a bonus if net income grew by less than 8% in fiscal 2013. Thus, even though the Company could have experienced strong growth, our bonus method would not have paid any bonus until net income grew by 8%, which the Committee notes would have been good growth by itself. The Committee feels bonuses should be scaled to provide for partial payment if the minimum threshold is met, but the full target is not met, so the plan provides for this. We also believe that a larger bonus should be paid if the full target is exceeded; the bonus arrangement provided for such a formula along with a cap on all bonus potential.

Our goal is to provide incentives to management to meet both short and long-term objectives, to be competitive with other income generating opportunities our executives might have and to treat them fairly at all times. We note that our executive officers have requested that they receive no bonuses in periods where financial performance failed to meet budgeted goals, even if we grew significantly during the relevant period.

Also, before setting targets, the Committee also reviews benchmarks and other data provided by our compensation consultants. The Committee also considers the fact that numerous other management-level employees at HEICO are offered bonus opportunities equal to 100% or more of their base salary if their operations meet certain targets and the Committee likes the consistency of this approach.

Under our incentive plan, which complies with Section 162(m) of the Internal Revenue Code (the “Code”) and which was previously approved by our shareholders, the Committee, in September 2012, established minimum and maximum target bonus levels for each of the named executives for fiscal 2013. Our net income target for fiscal 2013 was $102,200,000 which reflects a 20% increase over fiscal 2012 net income. Recognizing that any increase in net income deserves recognition, but that lower than targeted net income deserves less than the targeted bonus, the Committee allows for reduction of the bonus from target by 5% for every percent that net income was below the target. Conversely if net income were greater than targeted, the executives’ bonuses could be increased by 2.5% for every percentage point increase in actual net income above the targeted amount. Please see our “Grants of Plan-Based Awards” table below for our threshold, target and maximum rewards levels under the incentive plan.

Our actual net income in fiscal 2013 was $102,396,000 versus targeted net income of $102,200,000. Accordingly, since our actual net income exceeded the targeted amount, the non-equity incentive compensation amounts set forth in the compensation tables below were paid to the named executive officers. The targets were not changed during the year.

Retirement-Related/Long-Term Compensation

The Committee believes that its named executive officers should generate retirement funds to ensure that they are not focused on alternative business activities to supplement their incomes. The Committee also wants HEICO to remain competitive with compensation offered by other employers and it wishes to demonstrate good faith to our named executive officers by proactively offering them benefits which are typical in the industry or common among benchmark companies before they have to ask for the benefits themselves. We believe this fosters an environment of mutual trust between the Board of Directors and the named executive officers.

Since 1986, HEICO has offered a 401(k) Plan to nearly all of our U.S. employees, including our executive officers. As of October 31, 2013, over 3,300 current and former employees participated in our 401(k) Plan. Under this Plan, which is available to all eligible employees, including both non-executives and executive employees, our employees may elect to defer a portion of their cash compensation into an account within the Plan which amount is then matched at a certain rate by HEICO in cash or HEICO stock. Based upon recommendation by management, the Committee approves the matching rate that each of our subsidiaries contributes and the full Board ratifies that rate. As has been the case in past years, federal tax laws limited the permitted benefits in 2013 to our named executive officers in the Plan to a matching rate that was actually less than most of our other employees. Accordingly, our named executive officers were prevented from receiving the maximum percentage benefits available to many other employees under the plan.

In 2006, the Board approved the HEICO Corporation Leadership Compensation Plan (the “LCP”), which is a nonqualified deferred compensation plan that conforms to Section 409A of the Code. The LCP is available to more than 180 HEICO employees (and to the Board members). It provides that the participating employees may contribute a portion of their compensation to the LCP and that HEICO will match salary contributions at a specified fraction of each employee’s salary contribution. The matching rate is established by the Committee and ratified by the Board of Directors. In addition, the Committee and Board of Directors retained discretion to contribute additional amounts to each participant’s account in the LCP. As was the case in the prior years, in fiscal 2013, we made the contribution set forth in the compensation tables corresponding to the named executive officers in an effort to “catch up” for retirement benefits not paid to them prior to fiscal 2007. The recommendation from our compensation consultants utilized in part to determine benefit levels were based on the years of service to HEICO by the executives, their ages and their statistically estimated proximity to retirement. Based upon the recommendation of the Committee’s compensation consultants, the contribution to the account of Laurans A. Mendelson was substantially larger than those paid to the other named executive officers as a result of his age and years of service.

Perquisites

Our named executive officers and certain other executives who utilize their automobiles, at least in part, for company business have been offered either automobiles or automobile allowances. This practice has been in place for more than 20 years. To the extent that they use their automobiles for non-company business, they receive a personal benefit which is reported as a taxable benefit.

In addition, we pay for life insurance for some of our named executive officers consistent with past practices. Under our Aircraft Utilization Policy, named executive officers who utilize company-sponsored aircraft for an exclusively personal, non-company business use pay the incremental hourly operating charges for that use unless otherwise prohibited by law. The Aircraft Utilization Policy allows them to bring family and others on business and other flights aboard corporate aircraft. In fiscal 2013, named executive officers who utilized corporate-sponsored aircraft for exclusively personal purposes in which no company business was involved paid the incremental direct hourly operating costs (including fuel surcharges, catering, landing fees, segment fees and federal excise taxes) directly to the aircraft operator for such use.

The Committee benchmarking analyses and the Committee members’ own experience have led the Committee to conclude these types and amounts of perquisites to be appropriate and customary for executive officers with many other companies.

Stock Options

The Committee continues to believe that stock option awards align the shareholders’ and option holders’ interests because the option holders do not receive any gain from their options unless the shareholders experience a gain resulting from HEICO’s share price increase. Stock options are very important to some executives and both they and the Committee feel that it is critical to provide a linkage to stock performance, which linkage does not use the Company’s cash (except for tax payments when shares of the Company’s common stock are surrendered upon exercise in lieu of tax payments).

Since 1990, the combined value of our classes of common stock increased by approximately 11,200%, or 23% compounded per annum, through December 31, 2013, so that our executives who received stock options during that period gained wealth while our shareholders also gained wealth. We believe this dynamic provides consistent reward for the shareholders and management.

Management Involvement

It is the Committee’s practice to have our Senior Executive Vice President and our Chief Executive Officer work with our compensation consultants to verify benchmarks on other companies’ practices and, where appropriate, provide updated suggestions for compensation methods. The Committee relied on the independent compensation consultants and management to finalize the benchmark indexes and to exchange information. The Committee then studies and analyzes such information and directs involved management to provide further information as needed, but the Committee retains all discretion over compensation of the Company’s named executive officers, as well as the hiring or termination of all consultants.

Other Compensation Issues

Because the Committee believes it should apply its own judgment and sense of fairness in setting compensation levels, it does not use set formulas to allocate between long-term and currently paid out compensation. The Committee applies this philosophy to the breakdown between cash and non-cash compensation in order to maintain flexibility to incentivize and recognize management based upon our qualitative interactions with us and other shareholders.

In setting its policies and making compensation decisions, the Committee evaluates many items of corporate performance. Among these are changes in: revenues; operating income; Cash Flow; whether the company met both quantitative and qualitative goals; management’s efforts; management’s work ethic; management’s adherence to corporate policies; management’s ethical conduct; our reputation with various stakeholders; the difficulty in managing the business; our historical performance; whether failure to meet any goals was the result of completely external factors or management errors; economic conditions; and other considerations. Given the Company’s strong results in fiscal 2013 and the fact that we were able to observe the executives during that time and before that time, we believe that these items were favorably impacted by the executives and this played a role in our compensation decisions.

Because we want to encourage all of our executive officers to work together as a team and to discourage them from considering their contribution individually, we do not exclusively consider each executive officer’s contribution to our performance or otherwise attempt to break out a value for it. We do not specifically analyze the relationship between compensation of our executive officers and other employees (which is sometimes referred to as “pay equity” analysis). We have "clawback" policies which require repayment of compensation as a required by law or regulation. Given that we have not had to restate results of which prior compensation decisions were made, our policies do not extend beyond those contained in laws or other regulations regarding compensation adjustment or recovery. In the event that such a situation does arise, the Committee will address it in accord with applicable laws or regulations as it determines appropriate at that time. The Committee does not separately consider how much compensation amounts are realizable from prior compensation; however, those are factors which the Committee views in the total mix of information when setting compensation. The Committee does, however, consider the impact that our accounting policies have on our overall performance in both cash utilization and accounting terms.

While the Committee does take into consideration in the total mix of information the fact that our named executive officers hold and have held significant amounts of our stock, we do not require them to own a specific amount of our stock. Our policies direct that, over time, members of HEICO’s Board of Directors should purchase HEICO shares equivalent to approximately 65% of their annual Board of Directors retainer. Three of our named executive officers are members of our Board of Directors and all of them have followed that policy. The Committee views ownership of HEICO shares as a commitment to the Company and believes that it should be encouraged.

The named executive officers who also serve on the Company’s Board of Directors receive compensation for their services as Directors commensurate with the independent directors. We believe that this policy, which has been in place for over 20 years, is appropriate given the risks and efforts attendant with service on the Board of Directors.

Compensation Risks

Management and the Board of Directors, including the Compensation Committee, consider and discuss the risks inherent in our business, as well as the design of our compensation plans, policies and programs that are intended to further our business objectives. Given the nature of our business, and the material risks we face, we believe that our compensation plans, policies and programs are not reasonably likely to give rise to risk that would have a material adverse effect on our business. We also believe that the mix and design of the elements of our executive compensation do not encourage management to assume excessive risks. Our compensation programs and decisions include qualitative factors which restrain excessive risk taking by management.

Change of Control Payments

Under the LCP, Laurans A. Mendelson and Thomas S. Irwin are due to receive lump sum payments of their previously accrued benefits to the LCP upon a change of control. For Laurans A. Mendelson, the payment would be $8,400,000 and for Thomas S. Irwin the payment would be $5,600,000 (as noted these amounts were earned by prior service to the Company and awarded previously, but not paid to the executives in the past). Accordingly, based upon fiscal 2013 compensation levels, the aggregate of all change of control payments to the named executive officers would be $14,000,000, which has already been accrued and charged against the Company’s earnings and is accrued in our balance sheet for payment at a later date.

The following report of the Compensation Committee does not constitute soliciting materials and should not be deemed filed or incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the report by reference in any such filing.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by item 402(b) of Regulation S-K. Based on our review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and be incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ending October 31, 2013.

 Respectfully submitted by the Compensation Committee of the Company’s Board of Directors: Samuel L. Higginbottom (Chairman), Mark H. Hildebrandt and Dr. Alan Schriesheim.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides the compensation earned by our Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers of the Company or its subsidiaries (collectively, the “Named Executive Officers”) during fiscal 2013, 2012 and 2011.

Name and Principal Position	Fiscal Year	Salary (1)	Bonus	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Non-qualified Deferred Compen-sation Earnings (4)	All Other Compensation (5)	Total

Laurans A. Mendelson	2013	$1,161,782	$—	$—	$1,287,314	$—	$1,427,483	$3,876,579
Chairman of the Board and	2012	1,058,134	—	—	1,002,364	—	1,431,803	3,492,301
Chief Executive Officer	2011	1,014,315	—	—	1,381,193	—	1,027,194	3,422,702

Carlos L. Macau, Jr.	2013	505,342	—	411,118	552,970	—	373,446	1,842,876
Executive Vice President -	2012	209,016	—	820,574	199,833	—	30,690	1,260,113
Chief Financial Officer (6)	2011	—	—	—	—	—	—	—

Eric A. Mendelson	2013	642,593	—	2,119,910	712,225	—	638,959	4,113,687
Co-President, HEICO Corporation;	2012	585,264	—	—	554,418	—	557,367	1,697,049
President and Chief Executive	2011	560,816	—	2,292,970	763,125	—	598,667	4,215,578
Officer of the HEICO Flight
Support Group

Victor H. Mendelson	2013	642,593	—	2,119,910	712,225	—	636,027	4,110,755
Co-President, HEICO Corporation;	2012	585,264	—	—	554,418	—	552,945	1,692,627
President and Chief Executive	2011	560,816	—	2,292,970	763,125	—	597,196	4,214,107
Officer of the HEICO Electronic
Technologies Group

Thomas S. Irwin	2013	237,000	—	—	262,108	—	840,906	1,340,014
Senior Executive Vice President (7)	2012	435,451	—	—	323,410	—	837,189	1,596,050
	2011	560,816	—	—	763,125	—	969,912	2,293,853
___________________

(1)
Salary and bonus amounts include amounts deferred by the Named Executive Officers pursuant to the HEICO Corporation Leadership Compensation Plan, a non-qualified deferred compensation plan available to numerous eligible employees, officers and directors. For more information on this plan, see “Non-qualified Deferred Compensation,” which follows below within this Executive Compensation section.

(2)
Amounts stated represent the value of option awards granted to the Named Executive Officers based on the grant date fair value of these awards in fiscal 2013, 2012 and 2011, and are the amounts we will likely recognize as compensation expense over each award’s vesting period, which will likely differ from the actual value that may be realized by the Named Executive Officer. The fair values of the option awards were computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used to value these awards are set forth in Note 9, Stock Options, of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2013.

(3)
Represents amounts earned by achievement of performance goals during a specified performance period and consists of payments made under the HEICO Corporation 2012 Incentive Compensation Plan as described within “Grants of Plan-Based Awards,” which follows below within this Executive Compensation Section.

(4)	There were no above-market or preferential earnings on deferred compensation.

(5)
Amounts principally represent contributions to the HEICO Corporation Leadership Compensation Plan, which generally vest over a four-year period and are generally paid at retirement. See the following table entitled “All Other Compensation” for an itemized disclosure of this compensation.

(6)	Effective June 1, 2012, Carlos L. Macau, Jr. was appointed Executive Vice President - Chief Financial Officer of the Company.

(7)
Effective June 1, 2012, Thomas S. Irwin was promoted to Senior Executive Vice President of the Company. Prior to June 1, 2012, Thomas S. Irwin served as HEICO's Executive Vice President and Chief Financial Officer.

		All Other Compensation
Name	Fiscal Year	Director Fees	Insurance Benefits (1)	Company Contributions to HEICO Savings and Investment Plan (2) (a defined contribution retirement plan)	Company Contributions to HEICO Corporation Leadership Compensation Plan (3) (a deferred compensation plan)	Use of Company Car (4)	Perquisites and Other Personal Benefits (5)	Total

Laurans A. Mendelson	2013	$160,994	$17,268	$10,150	$1,234,750	$4,321	$—	$1,427,483
	2012	148,117	16,119	19,750	1,244,651	3,166	—	1,431,803
	2011	138,833	14,682	4,900	865,398	3,381	—	1,027,194

Carlos L. Macau, Jr.	2013	—	27,733	10,150	332,806	2,757	—	373,446
	2012	—	15,398	3,750	5,192	6,350	—	30,690
	2011	—	—	—	—	—	—	—

Eric A. Mendelson	2013	160,683	34,026	10,150	427,691	6,409	—	638,959
	2012	146,817	32,831	12,400	357,798	7,521	—	557,367
	2011	137,533	32,123	12,250	413,895	2,866	—	598,667

Victor H. Mendelson	2013	160,683	35,065	10,150	427,691	2,438	—	636,027
	2012	146,817	32,964	12,400	357,798	2,966	—	552,945
	2011	137,533	30,723	12,250	413,895	2,795	—	597,196

Thomas S. Irwin	2013	—	165,134	9,610	662,110	4,052	—	840,906
	2012	—	151,330	12,400	668,366	5,093	—	837,189
	2011	—	140,421	12,250	811,807	5,434	—	969,912
___________________

(1)	Annual life and medical insurance premiums paid by the Company.

(2)	Participation in the HEICO Savings and Investment Plan is available to substantially all employees of the Company.

(3)	For more information on the HEICO Corporation Leadership Compensation Plan, see “Non-qualified Deferred Compensation,” which follows below within this Executive Compensation section.

(4)	Personal use of Company’s vehicle provided to the Named Executive Officer. The Company reports the personal use of such vehicles as part of each Named Executive Officer’s compensation.

(5)
Our Named Executive Officers personally use the Company’s facilities, and from time to time, use tickets for entertainment and other events for personal purposes, and receive occasional secretarial support with respect to personal matters. These perquisites and other personal benefits in aggregate, however, do not exceed $10,000 for any of the Named Executive Officers.

Grants of Plan-Based Awards

The HEICO Corporation 2012 Incentive Compensation Plan (“Incentive Plan”) was approved by our Board of Directors and shareholders in fiscal 2012. The Incentive Plan authorizes the Compensation Committee of the Board of Directors to select participants, designate performance periods, authorize performance awards that may be earned by achievement of performance goals during the performance periods, and set the other terms of performance awards. The following table summarizes certain information with respect to grants of awards to the Named Executive Officers of the Company under our non-equity incentive plans and stock option plans for fiscal 2013 (as adjusted to reflect a 5-for-4 stock split effected in October 2013).

	Grant Date	Share Class (1)	Payouts Under Non-Equity Incentive Plan Awards for Performance at Specified Levels (2)				All Other Option Awards: Number of Securities Underlying Options (3)	Exercise Price of Option Awards(4)	Grant Date Closing Market Price	Grant Date Fair Value of Option Awards (5)
Name			Threshold	Target	Maximum	Earned

Laurans A. Mendelson	—	—	$640,200	$1,280,400	$1,920,600	$1,287,314	—	$—	$—	$—

Carlos L. Macau, Jr.	6/10/2013	CA	275,000	550,000	825,000	552,970	31,250	30.18	30.18	411,118

Eric A. Mendelson	6/10/2013	C	354,200	708,400	1,062,600	712,225	62,500	41.82	41.82	1,265,070
	6/10/2013	CA	—	—	—	—	62,500	30.18	30.18	854,840

Victor H. Mendelson	6/10/2013	C	354,200	708,400	1,062,600	712,225	62,500	41.82	41.82	1,265,070
	6/10/2013	CA	—	—	—	—	62,500	30.18	30.18	854,840

Thomas S. Irwin	—	—	130,400	260,700	391,100	262,108	—	—	—	—
___________________

(1)	“C” denotes HEICO Common Stock and “CA” denotes HEICO Class A Common Stock.

(2)
These values represent the threshold, target, and maximum payouts under the Incentive Plan. The actual earned bonus awards under the Incentive Plan were paid at 100.5% of the targeted levels and in accordance with the Incentive Plan because the Company exceeded its targeted net income. Please refer to the “Bonus” section of the Compensation Discussion and Analysis for further information about the Incentive Plan.

(3)	The right of the holder to exercise the options vests at the rate of 20% per year over a period of five years from the grant date.

(4)	The fiscal 2013 option awards were granted under the 2012 Incentive Compensation Plan which defines the exercise price as the closing sale price on the date of grant.

(5)
Represents the grant date fair value of option awards granted to the Named Executive Officer in fiscal 2013. See Note (3) to the Summary Compensation Table above for additional information on how the fair values were computed.

Outstanding Equity Awards at Fiscal 2013 Year-End

All outstanding option awards are subject to a vesting schedule that provides for the vesting at the rate of 20% per year over the first five years following grant. The following table summarizes information regarding equity-based awards held by our Named Executive Officers as of October 31, 2013. Information has been adjusted as necessary for all stock splits.

	Share Class (1)	Option Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
Name			Exercisable	Unexercisable

Laurans A. Mendelson	—	—	—	—	—	—

Carlos L. Macau, Jr.	CA	6/1/2012	12,500	50,000	$25.01	6/1/2022
	CA	6/18/2012	3,125	12,500	$25.02	6/18/2022
	CA	6/10/2013	—	31,250	$30.18	6/10/2023

Eric A. Mendelson	C	9/14/2009	195,312	48,829	$16.18	9/14/2019
	C	9/13/2010	117,187	78,126	$21.44	9/13/2020
	C	9/12/2011	62,500	93,750	$31.12	9/12/2021
	C	6/10/2013	—	62,500	$41.82	6/10/2023
	CA	6/10/2013	—	62,500	$30.18	6/10/2023

Victor H. Mendelson	C	9/14/2009	195,312	48,829	$16.18	9/14/2019
	C	9/13/2010	117,187	78,126	$21.44	9/13/2020
	C	9/12/2011	62,500	93,750	$31.12	9/12/2021
	C	6/10/2013	—	62,500	$41.82	6/10/2023
	CA	6/10/2013	—	62,500	$30.18	6/10/2023

Thomas S. Irwin	—	—	—	—	—	—
__________________

(1)	“C” denotes HEICO Common Stock and “CA” denotes HEICO Class A Common Stock.

Option Exercises During Last Fiscal Year

The following table provides information concerning stock options exercised during fiscal 2013 by our Named Executive Officers. Information has been adjusted as necessary for all stock dividends and stock splits.

		Option Awards
Name	Share Class (1)	Number of Shares Acquired on Exercise	Value Realized on Exercise (2)

Laurans A. Mendelson	—	—	$—

Carlos L. Macau, Jr.	—	—	—

Eric A. Mendelson	CA	48,833	1,208,474

Victor H. Mendelson	CA	48,833	1,208,474

Thomas S. Irwin	C	109,866	3,437,208
	CA	24,415	607,884
 __________________

(1)	“C” denotes HEICO Common Stock and “CA” denotes HEICO Class A Common Stock.

(2)	Value realized is equal to the fair market value of the Company’s common stock on the exercise date, less the exercise price, multiplied by the number of shares acquired.

Non-qualified Deferred Compensation

The HEICO Corporation Leadership Compensation Plan (“LCP”) was established in fiscal 2006 and is a non-qualified deferred compensation plan that conforms to Section 409A of the Code. The LCP provides our eligible employees, officers, and directors the opportunity to voluntarily defer base salary, bonus payments, commissions, long-term incentive awards and directors fees, as applicable, on a pre-tax basis. We match 50% of the first 6% of base salary deferred by each participant. While we have no obligation to do so, the LCP also provides us the opportunity to make discretionary contributions to a participant’s account. The discretionary contributions generally vest over a four-year period and are generally paid at retirement.

We also sponsor another non-qualified deferred compensation plan (“DCP”), which was available to directors, officers and certain other employees, who elected to defer a portion of their compensation through December 31, 2004. Amounts deferred were immediately vested and invested in individually-directed investment accounts. Earnings on such investment accounts, which are maintained by a trustee, accrue to the benefit of the individual, and are included in the column entitled “Aggregate Earnings in Last Fiscal Year” in the table below. We make no contributions to this plan.

Name	Plan	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (3)

Laurans A. Mendelson	LCP	$69,500	$1,234,750	$2,059,878	$—	$10,022,044
	DCP	—	—	542,020	—	3,057,443
	Total	69,500	1,234,750	2,601,898	—	13,079,487

Carlos L. Macau, Jr.	LCP	168,473	332,806	74,402	—	641,395

Eric A. Mendelson	LCP	38,441	427,691	767,924	—	3,931,165

Victor H. Mendelson	LCP	38,441	427,691	539,782	(48,611)	3,713,890

Thomas S. Irwin	LCP	14,220	662,110	717,023	—	6,246,473
	DCP	—	—	39,097	—	720,297
	Total	14,220	662,110	756,120	—	6,966,770
__________________

(1)
Includes discretionary contributions of $1,200,000, $317,691, $408,470, $408,470, and $655,000 to Laurans A. Mendelson, Carlos L. Macau, Jr., Eric A. Mendelson, Victor H. Mendelson, and Thomas S. Irwin, respectively. Amounts also include matching contributions of $34,750, $15,115, $19,221, $19,221, and $7,110, to Laurans A. Mendelson, Carlos L. Macau, Jr., Eric A. Mendelson, Victor H. Mendelson, and Thomas S. Irwin, respectively. The aggregate of these contributions is also reported in the column entitled “Company Contributions to HEICO Corporation Leadership Compensation Plan” in the “All Other Compensation” table which supplements the “Summary Compensation Table.”

(2)
These amounts are not “above-market” or “preferential earnings” and therefore are not reported in the “Summary Compensation Table.” The earnings in the LCP for each executive officer reflect investment returns that were generated from self-directed investments by the executive officers of all amounts in the plan held for those executive officers, including contributions by both the Company and the executive officers in the last fiscal year and prior years. All earnings in the DCP for each executive officer reflect investment returns on self-directed investments of compensation deferred into the DCP by each executive officer in prior years. We have never contributed to the DCP and no further deferrals may be made by executive officers to the DCP.

(3)
Of these aggregate balances, the following amounts were reported as compensation to the named executive officer in the Summary Compensation Tables in our previous proxy statements beginning with the fiscal 2007 proxy statement: Laurans A. Mendelson $5,147,360; Carlos L. Macau, Jr. $65,535; Eric A. Mendelson $2,218,871; Victor H. Mendelson $2,218,822; Thomas S. Irwin $3,593,548.

Potential Payments Upon a Change in Control or Termination

As of October 31, 2013, the Company had no payment obligations to its Named Executive Officers upon a change in control or termination. Additionally, the targeted retirement benefits for the Company's retirement-eligible Named Executive Officers under its LCP were fully funded and had already been accrued and charged against the Company’s earnings.

The following report of the Finance/Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the report by reference in any such filing.

FINANCE/AUDIT COMMITTEE REPORT

The Finance/Audit Committee (the “Audit Committee”) of the Board of Directors is composed entirely of five non-employee directors. The Board of Directors has determined that each member of the Audit Committee is “financially literate” and “independent” in accordance with the New York Stock Exchange’s listing standards and that Mr. Schwitter is an “audit committee financial expert,” as defined by the Securities and Exchange Commission.

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility for the oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company and such other duties as directed by the Board of Directors. The full responsibilities of the Audit Committee are set forth in its formal written charter, which is available on HEICO’s website at www.heico.com.

Management is responsible for the Company’s financial reporting process, including establishing and maintaining its internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit in accordance with standards of the Public Company Accounting Oversight Board (the “PCAOB”) and for expressing an opinion as to whether those financial statements are, in all material respects, presented fairly in conformity with accounting principles generally accepted in the United States of America. Deloitte & Touche LLP is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting based on its audit. The Audit Committee is responsible for monitoring and reviewing these processes, acting in an oversight capacity relying on the information provided to it and on the representations made by management and the independent registered public accounting firm. The internal auditors are responsible to the Audit Committee and the Board for testing the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended October 31, 2013 and discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 16, "Communications with Audit Committees," as issued by the PCAOB. The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed and considered the independence of Deloitte & Touche LLP with representatives of Deloitte & Touche LLP, reviewing as necessary all relationships and services which might bear on the objectivity of Deloitte & Touche LLP. Deloitte & Touche LLP was provided with full access to the Audit Committee to meet privately and was encouraged to discuss any matter it desired with the Audit Committee or the full Board of Directors.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended October 31, 2013, for filing with the Securities and Exchange Commission.

Respectfully Submitted by the Finance/Audit Committee of the Company’s Board of Directors:
Frank J. Schwitter (Chairman), Adolfo Henriques, Samuel L. Higginbottom, Mark H. Hildebrandt and Dr. Alan Schriesheim.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal No. 2)

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the shareholders of HEICO may cast an advisory and non-binding vote at the Annual Meeting in relation to the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with Securities and Exchange Commission rules. The Company's practice, which was approved by its shareholders at the 2011 Annual Meeting, is to conduct this non-binding vote on a triennial basis.

This proposal is set forth in the following resolution:
RESOLVED, that the shareholders of HEICO Corporation approve, on an advisory basis, the compensation of its named executive officers, as disclosed in this proxy statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement.
As described more fully in the Compensation Discussion & Analysis, the Compensation Committee believes that our compensation policies, which set forth clear and simple objectives, will yield the best results.
Our objectives are:

1.	Compensate our executives fairly;

2.	Motivate our executives to honestly and ethically grow our Company’s revenues, profits, cash flow and market capitalization over time, not just in the short-term; and

3.	Retain our executives and have the ability to attract new ones as needed.

Our executive compensation program’s success is evidenced by the Company’s strong financial performance for more than 20 years commencing in 1990 when the current management team took over the Company’s operations. Our sales from continuing operations have grown from $26.2 million in fiscal 1990 to $1,008.8 million in fiscal 2013, a compound annual growth rate of approximately 17%. During the same period, we improved our net income from $2.0 million to $102.4 million, representing a compound annual growth rate of approximately 19%. We also note that, during this time, our shareholders have benefited significantly, with a $100,000 investment in HEICO at the time current management took over operation of the business becoming worth approximately $11,300,000 on December 31, 2013, representing a compound annual growth rate of 23%.
Our executive compensation program is structured to align the interests of our executive officers (who are significant Company shareholders) with those of our other shareholders and to fairly reward them for creating shareholder value and for achieving our business objectives. The Compensation Discussion and Analysis set forth on pages 15 - 25 of this Proxy Statement explain our successful compensation philosophy in great detail.
Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT IN ACCORDANCE WITH SECURITIES AND EXCHANGE COMMISSION RULES.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 3)

The Finance/Audit Committee has selected the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2014. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1990.

Shareholder ratification of this selection is not required by our By-laws or otherwise. However, the Finance/Audit Committee and full Board of Directors are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate governance. If the shareholders do not ratify the selection, the Finance/Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Finance/Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such change would be in the best interests of the Company and its shareholders.

One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting on March 21, 2014. The representatives will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 31, 2014.

Principal Accounting Firm Fees

The following table presents the aggregate fees billed to the Company by Deloitte & Touche LLP during the fiscal years ended October 31, 2013 and 2012:

	2013	2012
Audit fees (1)	$2,048,935	$1,888,546
Audit-related fees	—	—
Tax fees (2)	14,750	—
All other fees	—	—
Total fees	$2,063,685	$1,888,546
 _________________

(1)
Audit fees consist of fees billed for services rendered for the annual audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, the review of our condensed consolidated financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings or engagements and procedures associated with our filing of a registration statement on form S-3 in fiscal 2013.

(2)	Tax fees consist of fees for tax due diligence services related to a potential foreign acquisition in fiscal 2013.

Pre-approval of Services Provided by the Independent Registered Public Accounting Firm

The Finance/Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. The Committee will consider annually and, if appropriate, approve the scope of the audit services to be performed during the fiscal year as outlined in an engagement letter proposed by the independent registered public accounting firm. For permissible non-audit services, management will submit to the Committee, at least annually, a list of services and a corresponding budget estimate that it recommends the Committee engage the independent registered public accounting firm to provide. To facilitate the prompt handling of certain unexpected matters, the Committee delegates to its Chairman the authority to approve in advance all audit and non-audit services below $10,000 to be provided by the independent registered public accounting firm if presented to the full Committee at the next regularly scheduled meeting. The independent registered public accounting firm and management will routinely inform the Committee as to the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy and the fees incurred for the services performed to date. All services provided by Deloitte & Touche LLP for fiscal 2013 and 2012 were pre-approved by the Finance/Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Finance/Audit Committee advises the Board of Directors regarding potential transactions between the Company and any of its directors or officers, and reviews them under a standard that the terms of any such transaction should be no less favorable to the Company than would be obtained from an unrelated party. The Finance/Audit Committee and the Board of Directors have not adopted specific procedures for such reviews and consider each transaction in light of the specific facts and circumstances presented.

Certain subsidiaries of Lufthansa, for which Mr. Mayrhuber, a director of the Company and Chairman of the Supervisory Board of Deutsche Lufthansa AG, are customers of certain subsidiaries of HEICO. Purchases made by such subsidiaries of Lufthansa represented in excess of 2%, but less than 5% of HEICO’s consolidated net sales of $1,009 million for the fiscal year ended October 31, 2013. We expect this customer relationship to continue in the current fiscal year. We believe that the terms of its transactions with Lufthansa are no less favorable to us than would have been obtained from an unrelated party, and that Mr. Mayrhuber is not afforded any special benefits as a result of our transactions with Lufthansa. See page 11 for additional information about the Board of Directors’ determination that Mr. Mayrhuber is an independent director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934, which were furnished to the Company during or with respect to fiscal 2013 by persons who were, at any time during fiscal 2013, directors or executive officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock or Class A Common Stock, no such person failed to file on a timely basis any report required by such section during fiscal 2013 with the following exceptions. On June 13, 2013, a delinquent Form 4 was filed for Eric A. Mendelson, Victor H. Mendelson and Carlos L. Macau, Jr., respectively, to report their receipt of stock options granted on June 10, 2013. Additionally, on October 1, 2013, a delinquent Form 4 was filed for Steven M. Walker to report his receipt of stock options granted on September 23, 2013.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Any shareholder who wishes to present a proposal for action at our next Annual Meeting of shareholders tentatively scheduled for March 20, 2015, or to nominate a director candidate for our Board of Directors, must submit such proposal or nomination in writing to our Corporate Secretary at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021. The proposal or nomination should comply with the time period and information requirements as set forth in our By-laws relating to shareholder business or shareholder nominations, respectively. Shareholders interested in submitting a proposal for inclusion in the Proxy Statement for the 2015 Annual Meeting of Shareholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by our Corporate Secretary at the herein above address no later than October 24, 2014.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Any HEICO shareholder or other interested party who wishes to communicate with our Board of Directors, a committee of the Board, the non-management directors as a group, the presiding director or any individual member of the Board, may send correspondence to our Corporate Secretary at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021. Our Corporate Secretary will compile and submit on a periodic basis all shareholder and other interested parties’ correspondence to the entire Board of Directors, or, if and as designated in the communication, to a committee of the Board, the non-management directors as a group, the presiding director or an individual Board member.

SHAREHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding” in accordance with rules approved by the Securities and Exchange Commission. Under this procedure, a single copy of the Annual Report and proxy statement will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend mailings in any way. This procedure reduces our printing costs and mailing fees.

If a single copy of the Annual Report and proxy statement was delivered to an address that you share with another shareholder and you wish to receive a separate copy of the 2013 Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of future materials, or if you are sharing an address with another shareholder and are receiving multiple copies of annual reports or proxy statements and would like to request delivery of a single copy of annual reports or proxy statements, please call us at (954) 987-4000 or write to our Corporate Secretary at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021.

GENERAL AND OTHER MATTERS

Neither HEICO nor the members of its Board of Directors intend to bring before the Annual Meeting any matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders. They have no present knowledge that any other matters will be presented to be acted on pursuant to your proxy. However, if any other matters properly come before the Annual Meeting, the persons whose names appear in the enclosed form of proxy will have the discretionary authority to vote the proxy in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

Laurans A. Mendelson
Chairman of the Board and
Chief Executive Officer

 HEICO CORPORATION
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 21, 2014
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of HEICO CORPORATION hereby appoints Laurans A. Mendelson and Thomas S. Irwin, or either of them, the true and lawful attorney or attorneys and proxy or proxies of the undersigned with full power of substitution and revocation to each of them, to vote all the shares of stock which the undersigned would be entitled to vote, if there personally present, at the Annual Meeting of Shareholders of HEICO CORPORATION called to be held at the JW Marriott, 1109 Brickell Avenue, Miami, FL 33131 at 10:00 a.m. Eastern Daylight Time on March 21, 2014 (notice of such meeting has been received), and at any adjournments thereof, with all powers which the undersigned would possess if personally present. Without limiting the generality of the foregoing, said attorneys and proxies are authorized to vote as indicated below.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 21, 2014

The accompanying Proxy Statement and the 2013 Annual Report on Form 10-K are available at:
http://www.heico.com

If you plan to attend the Annual Meeting, you can obtain directions to the JW Marriott from the hotel’s website at http://www.marriott.com/hotels/maps/travel/miajw-jw-marriott-hotel-miami.

The Board of Directors of HEICO CORPORATION unanimously recommends a vote “FOR” each of the nominees for director, “FOR” the advisory vote on executive compensation, and “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending October 31, 2014.

1.	ELECTION OF HEICO’S BOARD OF DIRECTORS FOR THE ENSUING YEAR

01 - Adolfo Henriques	02 - Samuel L. Higginbottom	03 - Mark H. Hildebrandt
04 - Wolfgang Mayrhuber	05 - Eric A. Mendelson	06 - Laurans A. Mendelson
07 - Victor H. Mendelson	08 - Dr. Alan Schriesheim	09 - Frank J. Schwitter

☐	Mark here to vote	☐	Mark here to WITHHOLD	☐	For All EXCEPT - To withhold authority to vote for any
	FOR all nominees		vote from all nominees		nominee(s), write the name(s) of such nominee(s) below.

2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING OCTOBER 31, 2014

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	In their discretion, upon such other matters which may properly come before the meeting or any adjournments

(Continued and to be dated and signed on the reverse side)

THIS PROXY WILL BE VOTED AS DIRECTED, BUT WHERE NO DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED SO THAT YOUR SHARES CAN BE VOTED AT THE MEETING.

Dated:________________________, 2014

Signature________________________________________

Signature, if held jointly_____________________________

Note: Please sign exactly as your name or names appear hereon. If signing as executor, trustee, administrator, attorney or guardian, etc., please print your full title.